Exhibit 99.1

Zynex Announces 2023 First Quarter Earnings

Englewood, CO, April 27, 2023 -- Zynex, Inc. (Nasdaq: ZYXI) an innovative medical technology company specializing in the manufacture and sale of non-invasive medical devices for pain management, rehabilitation, and patient monitoring, today reported financial results for the first quarter ended March 31, 2023.

First Quarter 2023 Highlights:

o	Revenue increased 36% year-over-year to $42.2 million
o	Net income of $1.6 million; Diluted EPS $0.04
o	Orders increased 61% year-over-year; highest number of orders in Company history for the 4th consecutive quarter

First Quarter 2023 Financial Results Summary:

For the first quarter, the Company reported net revenue of $42.2 million, a 36% increase over first quarter of 2022. Gross margins were 78% and net income was $1.6 million, a 14% increase year-over-year.

As of March 31, 2023, the Company had working capital of $44.1 million. Cash on hand was $16.8 million at the end of the first quarter. The Company produced $1.9 million in cash from operations in the first quarter of 2023, an increase of 10% compared to the same period in 2022. The Company completed the latest stock buyback by repurchasing $3.4 million of its common stock during the first quarter and has repurchased $30 million over the past year.

President and CEO Commentary:

“We were pleased to begin 2023 with a strong performance and post the fourth straight quarter of record-high order numbers,” said Thomas Sandgaard, President and CEO. “Our revenue increased 36% year-over-year despite the cyclical slowdown in the first quarter when insurance deductibles reset, further evidence that our sales team is more efficient than ever. We look forward to a productive year with consistent growth and intend to announce additional catalysts in our monitoring division later in the year.”

Second Quarter and Full Year 2023 Guidance

2023 estimates are unchanged with revenue ranging from $180 - $200 million and Diluted EPS of $0.40 - $0.50 per share. The revenue range is based on our best estimates of labor market conditions and sales rep productivity. Diluted EPS is impacted by increased operating expenses to support ZMS as the Laser-based Pulse Oximetry products are prepared for FDA submission and the fluid monitor is readied for the market.

Second quarter 2023 revenue is estimated to range between $43.5 - $45.5 million, an increase of approximately 21% from Q2 2022. Second quarter Diluted EPS is estimated to range between $0.03- $0.07.

Conference Call and Webcast Details

Thursday, April 27, 2023 at 2:15 p.m. MT / 4:15 p.m. ET

To register and participate in the webcast, interested parties should click on the following link or dial in approximately 10-15 minutes prior to the webcast: https://app.webinar.net/brLKVKJWPYk

US Participant Dial In (TOLL FREE): 1-844-825-9790

International Participant Dial In: 1-412-317-5170

Canada Participant Dial In (TOLL FREE): 1-855-669-9657

Non-GAAP Financial Measures

Zynex reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition, the Company is providing in this news release financial information in the form of Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, other income/expense, stock compensation, restructuring and non-cash lease charges). Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance. Adjusted EBITDA can be useful for investors or lenders as an indicator of available earnings. Non-GAAP financial measures should not be considered in isolation from, or as an alternative to, the financial information prepared in accordance with GAAP.

About Zynex, Inc.

Zynex, founded in 1996, develops, manufactures, markets, and sells medical devices used for pain management and rehabilitation as well as non-invasive fluid, sepsis, and laser-based pulse oximetry monitoring systems for use in hospitals. For additional information, please visit: www.zynex.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. The Company makes no express or implied representation or warranty as to the completeness of forward-looking statements or, in the case of projections, as to their attainability or the accuracy and completeness of the assumptions from which they are derived. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the need to obtain C.E. marking of new products, the acceptance of new products as well as existing products by doctors and hospitals, larger competitors with greater financial resources, the need to keep pace with technological changes, our dependence on the reimbursement for our products from health insurance companies, our dependence on third party manufacturers to produce our products on time and to our specifications, implementation of our sales strategy including a strong direct sales force, the impact of COVID-19 on the global economy and other risks described in our filings with the Securities and Exchange Commission including but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2022 as well as our quarterly reports on Form 10-Q and current reports on Form 8-K.

Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact: Zynex, Inc. (800) 495-6670

Investor Relations Contact:

Gilmartin Group

Investor Relations Counsel

ir@zynex.com

SOURCE Zynex

ZYNEX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS)

(unaudited)

	March 31,	December 31,
	2023	2022
ASSETS
Current assets:
Cash	$16,792	$20,144
Accounts receivable, net	32,060	35,063
Inventory, net	14,184	13,484
Prepaid expenses and other	2,130	868
Total current assets	65,166	69,559
Property and equipment, net	2,281	2,175
Operating lease asset	11,888	12,841
Finance lease asset	240	270
Deposits	683	591
Intangible assets, net of accumulated amortization	8,843	9,067
Goodwill	20,401	20,401
Deferred income taxes	1,554	1,562
Total assets	$111,056	$116,466

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	5,650	5,601
Cash dividends payable	16	16
Operating lease liability	2,003	2,476
Finance lease liability	127	128
Income taxes payable	2,015	1,995
Current portion of debt	5,333	5,333
Accrued payroll and related taxes	5,915	5,537
Total current liabilities	21,059	21,086
Long-term liabilities:
Long-term portion of debt, less issuance costs	3,964	5,293
Contingent consideration	8,600	10,000
Operating lease liability	12,788	13,541
Finance lease liability	159	188
Total liabilities	46,570	50,108
Stockholders' equity:
Common stock	39	39
Additional paid-in capital	82,343	82,431
Treasury stock	(36,513)	(33,160)
Retained earnings	18,617	17,048
Total stockholders' equity	64,486	66,358
Total liabilities and stockholders' equity	$111,056	$116,466

ZYNEX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

(unaudited)

	For the Three Months Ended March 31,
	2023	2022
NET REVENUE
Devices	$11,944	$6,725
Supplies	30,226	24,358
Total net revenue	42,170	31,083

COSTS OF REVENUE AND OPERATING EXPENSES
Costs of revenue - devices and supplies	9,269	6,921
Sales and marketing	21,227	14,424
General and administrative	11,390	7,832
Total costs of revenue and operating expenses	41,886	29,177
Income from operations	284	1,906
Other income (expense)
Gain on sale of fixed assets	2	-
Change in fair value of contingent consideration	1,400	200
Interest expense	(84)	(124)
Other income, net	1,318	76
Income from operations before income taxes	1,602	1,982
Income tax expense	33	605
Net income	$1,569	$1,377
Net income per share:
Basic	$0.04	$0.03
Diluted	$0.04	$0.03
Weighted average basic shares outstanding	36,694	39,765
Weighted average diluted shares outstanding	37,442	41,188

ZYNEX, INC.

Reconciliation of GAAP to Non-GAAP Measures

(in thousands)

(unaudited)

	For the Three Months Ended March 31,
	2023	2022
Adjusted EBITDA:
Net income	$1,569	$1,377
Depreciation and Amortization*	423	396
Stock-based compensation expense	307	589
Interest expense and other (gain), net	(1,318)	(76)
Non-cash lease expense **	-	183
Income tax expense	33	605
Adjusted EBITDA	$1,014	$3,074
% of Net Revenue	2%	10%

* Depreciation does not include amounts related to units on lease to third parties which are depreciated and included in cost of goods sold.

** Amount expensed on new company headquarters in excess of cash payments due to abated rent